Exhibit 2.5

CERTIFICATE OF CORRECTION

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HYLETE, INC.

Hylete, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:.       The name of the Corporation is Hylete, Inc.

SECOND:   On June 14, 2021, the Corporation filed with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), which requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

THIRD:      The inaccuracy or defect of the Restated Certificate to be corrected hereby is that paragraphs (iii) and (xi) of Section 4.4.2.C of Article 4 of the Restated Certificate inadvertently omitted language relating to shares of Preferred Stock that would be excluded from the operation of such section.

FOURTH:  The text of paragraph (iii) of Section 4.4.2.C of Article 4 of the Restated Certificate is hereby corrected to read as follows:

“Issue any shares of Preferred Stock after the Effective Time other than any shares issued or issuable pursuant to Section 4.2 or 4.3 of this Certificate or as contemplated by or as contemplated by the recapitalization plan described in the Corporation’s June 1, 2021 Shareholder Consent Solicitation Statement.”

FIFTH:       The text of paragraph (xi) of Section 4.4.2.C of Article 4 of the Restated Certificate is hereby corrected to read as follows:

“Issue shares of Common Stock or Preferred Stock, or options with respect thereto, except for options approved for issuance by the Board of Directors (or shares of Common Stock or Preferred Stock upon the exercise of such options), other than any shares issued or issuable pursuant to Section 4.2 or 4.3 of this Certificate or or as contemplated by the recapitalization plan described in the Corporation’s June 1, 2021 Shareholder Consent Solicitation Statement.”

SIXTH:      All other provisions of the Restated Certificate remain unchanged.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 3rd day of May, 2022.

HYLETE, INC.

By:	/s/ Adam Colton
Name: Adam Colton
Title: Chief Executive Officer

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